EXHIBIT 99.1

Sanara MedTech Inc. Announces Closing of $10,000,000 Private Placement of Common Stock

FORT WORTH, TX / ACCESSWIRE / October 16, 2019 / Sanara MedTech Inc. (OTCQB: SMTI). Based in Fort Worth, Texas, Sanara MedTech Inc. ("Sanara"), a provider of surgical and chronic wound care products dedicated to improving patient outcomes, announced today that it has closed a private placement offering of 1,204,820 shares of its common stock at a price of
$8.30 per share. All shares are being sold by Sanara as newly issued shares. The purchasers in the offering consist of related party entities to three members of Sanara's Board of Directors. The transaction was approved by all of the disinterested Directors of Sanara. The price per share was determined by a special committee of the Board comprised of disinterested Directors who considered an independent third-party valuation of the offering price and other relevant information.

The $10 million of cash proceeds of the offering are expected to be used to fund milestone payments under current and future product license agreements, repayment of indebtedness under Sanara's bank line of credit, and operating expenditures, including clinical studies and continued expansion of Sanara's sales force.

The shares of common stock sold in the transaction have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Sanara MedTech Inc. markets and distributes wound and skincare products to physicians, hospitals, clinics, and all post-acute care settings. Its products are primarily sold in the North American advanced wound care and surgical tissue repair markets.

Information about Forward-Looking Statements

The statements in the press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development and any other statements not constituting historical facts are "forward-looking statements," within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the Company's actual results may differ materially from expected results. This document may contain forward-looking statements concerning the Company's operations, current and future performance and financial condition. These items involve risks, contingencies and uncertainties such as product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company's SEC filings, which could cause the Company's actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements. The Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events.

Investor Contact:

Callon Nichols, Director of Investor Relations 713-826-0524
CNichols@sanaramedtech.co

 SOURCE: Sanara MedTech Inc.